EXHIBIT 99.01

SELECTED FINANCIAL DATA

The following table shows selected consolidated financial information for Intuit for the past five fiscal years. The comparability of the information is affected by a variety of factors, including acquisitions and dispositions of businesses and gains and losses related to marketable securities and other investments. In fiscal 2002, we sold our Quicken Loans mortgage business and accounted for the sale as discontinued operations. In the third quarter of fiscal 2003, we sold our wholly-owned Japanese subsidiary, Intuit KK, and accounted for the sale as discontinued operations. To better understand the information in the table, investors should read “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Exhibit 99.02, and the Consolidated Financial Statements and related Notes in Exhibit 99.03.

FIVE-YEAR SUMMARY

	Fiscal

Consolidated Statement of Operations Data	1998		1999	2000	2001	2002

(In thousands, except per share data)
Net revenue:
Products	$493,059		$711,138	$775,316	$805,684	$977,528
Services	28,357		46,925	114,991	216,544	273,575
Other	32,152		42,877	91,411	73,834	61,125

Total net revenue	553,568		800,940	981,718	1,096,062	1,312,228
Income (loss) from continuing operations before cumulative effect of accounting change	2,606		388,788	325,691	(124,656)	53,615
Net income (loss) from discontinued operations	3,576		(2,224)	(20,030)	27,549	86,545
Cumulative effect of accounting change, net of taxes	—		—	—	14,314	—

Net income (loss)	$6,182		$386,564	$305,661	$(82,793)	$140,160

Net income (loss) per common share:
Basic income (loss) per share from continuing operations before cumulative effect of accounting change	$0.02		$2.03	$1.62	$(0.60)	$0.25
Net income (loss) from discontinued operations	0.02		(0.01)	(0.10)	0.13	0.41
Cumulative effect of accounting change	—		—	—	0.07	—

Basic net income (loss) per share	$0.04		$2.02	$1.52	$(0.40)	$0.66

Diluted income (loss) per share from continuing operations before cumulative effect of accounting change	$0.02		$1.94	$1.54	$(0.60)	$0.24
Net income (loss) from discontinued operations	0.02		(0.01)	(0.09)	0.13	0.40
Cumulative effect of accounting change	—		—	—	0.07	—

Diluted net income (loss) per share	$0.04		$1.93	$1.45	$(0.40)	$0.64

Pro Forma Data for Fiscal 2001 Change in Accounting Principle (Unaudited) (a)
Pro forma net income	(a	)	$382,438	$299,100	(a )	(a	)
Pro forma diluted net income per share	(a	)	$1.91	$1.42	(a )	(a	)

(a)	This pro forma data relates to accounting for derivative instruments. We adopted Statement of Financial Standards (“SFAS”) No. 133, “Accounting for Derivative Instruments and Hedging Activities” in fiscal 2001 and recognized the cumulative effect of the change in how we accounted for options to purchase shares of S1 Corporation as of August 1, 2000. Pro forma data presents our net income and diluted net income per share for fiscal 1999 and 2000 as if we had adopted SFAS 133 at the beginning of fiscal 1999. In accordance with SFAS 133, we included unrealized gains and losses on the S1 options in our fiscal 2001 and 2002 reported results until we sold them in the first quarter of fiscal 2002. Intuit did not have any derivative instruments or engage in hedging activities prior to fiscal 1999. See Note 1 of the financial statements, “Change in Accounting Principle.”

	July 31,

Consolidated Balance Sheet Data	1998	1999	2000	2001	2002

(In thousands)
Cash, cash equivalents and short-term investments	$372,038	$805,220	$1,399,351	$1,186,215	$1,230,090
Marketable securities	499,285	431,176	225,878	85,307	16,791
Working capital	632,713	842,213	1,321,957	1,359,960	1,262,716
Total assets	1,491,658	2,318,455	2,726,295	2,803,479	2,928,005
Long-term obligations	9,642	3,555	538	12,150	14,610
Total stockholders’ equity	1,127,943	1,561,388	2,071,289	2,161,326	2,215,639

4